Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2023 FOURTH QUARTER AND FULL YEAR RESULTS

Delivered First Full Year of Live Events at the Company’s Venues Since Fiscal 2019

Hosted More than 5.5 Million Guests at Nearly 900 Live Events in Fiscal 2023

$90 Million in MSGE Class A Shares Repurchased Since Becoming a Standalone Company in April 2023

Company Issues Fiscal 2024 Revenue, Operating Income and Adjusted Operating Income Guidance

NEW YORK, N.Y., August 18, 2023 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2023.

Fiscal 2023 marked the first full year of live events at the Company’s portfolio of venues since the onset of the COVID-19 pandemic. The Company hosted more than 5.5 million guests at nearly 900 events across its venues during the fiscal year. In addition, the Christmas Spectacular returned for 181 shows in its first full holiday season run in three years, generating record revenues for the production. In addition, suites and sponsorship revenues both exceeded pre-pandemic levels for fiscal 2023, reflecting robust corporate demand for the company’s live entertainment assets and brands.

The Company’s fiscal 2023 and 2022 results for all periods through the date of the spin-off (April 20, 2023) from Sphere Entertainment Co. (“Sphere Entertainment”) are presented in accordance with generally accepted accounting principles (“GAAP”) for the preparation of carve-out financial statements. These results (through April 20, 2023) do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company for the periods presented.

For fiscal 2023, the Company reported revenues of $851.5 million, an increase of $198.0 million, or 30%, as compared to the prior year. In addition, the Company reported operating income of $105.0 million, an increase of $110.7 million, and adjusted operating income of $175.0 million, an increase of $95.9 million, both as compared to the prior year.(1)

Executive Chairman and CEO James L. Dolan said, “Throughout fiscal 2023, we saw robust demand for our portfolio of live entertainment offerings. Looking ahead, we see this momentum carrying into fiscal 2024 and believe we are well positioned to generate ongoing growth and value creation for shareholders.”

Results for the Three and Twelve Months Ended June 30, 2023 and 2022:

	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
$ millions	2023	2022	$	%	2023	2022	$	%
Revenues	$147.9	$178.3	$(30.4)	(17)%	$851.5	$653.5	$198.0	30%
Operating Income (Loss)	$(21.8)	$(5.5)	$(16.3)	NM	$105.0	$(5.6)	$110.7	NM
Adjusted Operating Income (Loss)	$(0.8)	$19.0	$(19.8)	NM	$175.0	$79.1	$95.9	121%

Note: Amounts may not foot due to rounding. NM – Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Reported Results of Operations for the Fiscal 2023 Fourth Quarter

For the fiscal 2023 fourth quarter, the Company reported revenues of $147.9 million, a decrease of $30.4 million, or 17%, as compared to the prior year quarter.

In December 2022, the Company sold its controlling interest in Boston Calling Events LLC. Results for the fiscal 2023 fourth quarter reflect the absence of $18.4 million of revenues related to the Boston Calling Music Festival recorded in the prior year quarter.

Revenues related to the Company’s arena license agreements with the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) decreased $15.5 million, primarily due the timing of the NHL 2021-22 regular season in the prior year, which resulted in the teams playing a combined eight fewer regular season games at the Madison Square Garden Arena (“The Garden”) in the fiscal 2023 fourth quarter and, to a lesser extent, the impact of two fewer playoff games played at The Garden as compared to the prior year quarter. The $15.5 million decline in revenues consisted of a $10.0 million decrease in revenues subject to the sharing of economics with Madison Square Garden Sports Corp. (“MSG Sports”), primarily reflecting lower Knicks and Rangers food, beverage and merchandise sales and suite license fee revenues, and a $5.5 million decrease in arena license fee revenues.

Advertising sales commissions decreased $3.9 million in the fiscal 2023 fourth quarter due to the termination of the Company’s advertising sales representation agreement with MSG Networks which was effective December 31, 2022.

The overall decrease in revenues was partially offset by an increase in event-related revenues of $8.1 million. The increase was primarily due to a higher number of events held at the Company’s venues, as compared to the prior year quarter.

Fiscal 2023 fourth quarter direct operating expenses of $102.5 million decreased $22.6 million, or 18%, as compared to the prior year quarter. The decrease primarily reflects the absence of $19.4 million in expenses recorded in the prior year quarter related to the Boston Calling Music Festival and lower expenses of $6.2 million associated with the sharing of economics with MSG Sports pursuant to the arena license agreements, partially offset by higher event-related expenses of $4.8 million.

Fiscal 2023 fourth quarter selling, general and administrative expenses of $52.7 million increased $14.3 million, or 37%, as compared with the prior year quarter. Results for the entire fiscal 2022 fourth quarter reflect the allocation of corporate and administrative costs based on the accounting requirements for the preparation of carve-out financial statements. These results do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company for the fiscal 2022 fourth quarter. The fiscal 2023 fourth quarter reflects the impact of carve-out accounting for the first 20 days of the quarter through the April 20, 2023 spin-off date and, thereafter, reflects the results of the Company on a fully standalone basis. This was the primary driver of the overall increase in selling, general and administrative expenses, partially offset by the impact of the Company’s post-spin-off transition services agreement with Sphere Entertainment.

Fiscal 2023 fourth quarter operating loss increased by $16.3 million to a loss of $21.8 million, and adjusted operating income decreased by $19.8 million to a loss of $0.8 million, both as compared to the prior year quarter. The decreases in operating income and adjusted operating income were primarily due to the decrease in revenues and higher selling, general and administrative expenses, partially offset by lower direct operating expenses.

Financial Guidance

For fiscal year 2024, the Company currently expects the following:

•	Revenues of $900 million to $930 million.

•	Operating income of $100 million to $110 million.

•	Adjusted operating income of $160 million to $170 million(2).

Other Matters

Since becoming a standalone company in April 2023, the Company has repurchased $90 million of MSGE Class A common stock from Sphere Entertainment Co., the Company’s parent company prior to the spin-off, reducing Class A shares outstanding by approximately 6%. This includes (i) repurchasing $25 million, or 840,053 shares, of its Class A common stock at a price of $29.76 per share during the fiscal fourth quarter and (ii) following the end of the quarter, accepting the repayment of the $65 million delayed draw term loan facility, including accrued fees and interest, from Sphere Entertainment Co. with 1,922,750 shares of MSGE Class A common stock.

(2)	See appendix for a reconciliation of operating income to adjusted operating income for fiscal 2024 financial guidance.

For fiscal 2024, the Company remains focused on its capital allocation priorities of debt paydown and opportunistically returning capital to shareholders.

An updated version of the MSG Entertainment investor presentation is now available at investor.msgentertainment.com.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for 89 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) merger and acquisition-related costs, including litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, and (ix) amortization for capitalized cloud computing arrangement costs. We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We believe that this adjustment is beneficial for other incremental reasons as well. This adjustment provides senior management, investors and analysts with important information regarding a long-term related party agreement with MSG Sports. In addition, this adjustment is included under the Company’s debt covenant compliance calculations and is a component of the performance measures used to evaluate, and compensate, senior management of the Company. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA

Senior Vice President, Investor Relations, Financial Communications & Treasury

Madison Square Garden Entertainment Corp.

(212) 465-6072

Justin Blaber

Vice President, Financial Communications

Madison Square Garden Entertainment Corp.

(212) 465-6109

Grace Kaminer

Vice President, Investor Relations & Treasury

Madison Square Garden Entertainment Corp.

(212) 631-5076

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251

Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until August 25, 2023

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022
Revenues	$147,935	$178,340	$851,496	$653,490
Direct operating expenses	(102,531)	(125,103)	(499,929)	(417,301)
Selling, general and administrative expenses	(52,679)	(38,407)	(180,216)	(167,132)
Depreciation and amortization	(14,094)	(20,368)	(60,463)	(69,534)
Gains, net on dispositions	—	—	4,361	—
Restructuring charges	(421)	—	(10,241)	(5,171)

Operating income (loss)	(21,790)	(5,538)	105,008	(5,648)
Interest income	1,440	2,005	7,244	7,150
Interest expense	(13,814)	(13,306)	(51,869)	(53,110)
Loss on extinguishment of debt	—	(35,629)	—	(35,629)
Other income (expense), net	10,605	(21,291)	17,389	(49,033)

Income (loss) from operations before income taxes	(23,559)	(73,759)	77,772	(136,270)
Income tax (expense) benefit	(924)	70	(1,728)	70

Net income (loss)	(24,483)	(73,689)	76,044	(136,200)
Less: Net loss attributable to nonredeemable noncontrolling interest	—	(2,285)	(553)	(2,864)

Net income (loss) attributable to MSG Entertainment’s stockholders	$(24,483)	$(71,404)	$76,597	$(133,336)

Earnings (loss) per share attributable to MSG Entertainment’s stockholders:
Basic	$(0.47)	$(1.38)	$1.48	$(2.58)
Diluted	$(0.47)	$(1.38)	$1.47	$(2.58)

Weighted-average number of shares of common stock:
Basic	51,819	51,768	51,819	51,768
Diluted	51,819	51,768	52,278	51,768

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(in thousands)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports.

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company’s Employee Stock Plan, Sphere Entertainment’s Employee Stock Plan, the Company’s Non-Employee Director Plan and Sphere Entertainment’s Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.

•	Gains (loss), net on dispositions. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.

•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.

•

Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended June 30,		Twelve Months Ended June 30,
$ thousands	2023	2022	2023	2022
Operating income (loss)	$(21,790)	$(5,538)	$105,008	$(5,648)
Non-cash portion of arena license fees from MSG Sports(1)	(1,467)	(3,792)	(26,545)	(27,754)
Share-based compensation	7,541	7,878	29,521	37,746
Depreciation and amortization	14,094	20,368	60,463	69,534
Restructuring charges	421	—	10,241	5,171
Gains, net on dispositions	—	—	(4,361)	—
Amortization for capitalized cloud computing arrangement costs	431	27	600	39
Remeasurement of deferred compensation plan liabilities	(11)	46	121	46

Adjusted operating income (loss)	$(781)	$18,989	$175,048	$79,134

(1)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $2,290 and $41,524 of revenue collected in cash for the three and twelve months ended June 30, 2023, respectively, and $5,483 and $40,319 of revenue collected in cash for the three and twelve months ended June 30, 2022, respectively, and (ii) a non-cash portion of $1,467 and $26,545 for the three and twelve months ended June 30, 2023, respectively, and $3,792 and $27,754 for the three and twelve months ended June 30, 2022, respectively.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(in thousands)

	June 30,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents and restricted cash	$84,355	$62,573
Accounts receivable, net	63,898	102,501
Related party receivables, current	69,466	96,938
Prepaid expenses and other current assets	77,562	79,441

Total current assets	295,281	341,453
Non-Current Assets:
Property and equipment, net	628,888	696,079
Right-of-use lease assets	235,790	271,154
Goodwill	69,041	69,041
Intangible assets, net	63,801	65,439
Other non-current assets	108,356	83,535

Total assets	$1,401,157	$1,526,701

LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$214,725	$221,961
Related party payables, current	47,281	72,683
Long-term debt, current	16,250	8,762
Operating lease liabilities, current	36,529	39,006
Deferred revenue	225,855	202,678

Total current liabilities	540,640	545,090
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	630,184	654,912
Operating lease liabilities, non-current	219,955	254,114
Deferred tax liabilities, net	23,518	23,253
Other non-current liabilities	56,332	50,921

Total liabilities	1,470,629	1,528,290

Commitments and contingencies
Deficit:
Class A Common Stock(a)	450	—
Class B Common Stock(b)	69	—
Additional paid-in capital	17,727	—
Treasury stock at cost (840 shares as of June 30, 2023)	(25,000)	—
Sphere Entertainment Co. investment	—	33,265
Accumulated deficit	(28,697)	—
Accumulated other comprehensive loss	(34,021)	(34,740)

Total MSG Entertainment stockholders’ deficit	(69,472)	(1,475)
Nonredeemable noncontrolling interests	—	(114)

Total deficit	(69,472)	(1,589)

Total liabilities and deficit	$1,401,157	$1,526,701

(a)	Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 45,024 shares outstanding as of June 30, 2023.
(b)	Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares outstanding as of June 30, 2023.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2023	2022
Net cash provided by operating activities	$135,694	$95,351
Net cash provided by investing activities	30,305	45,440
Net cash used in financing activities	(144,217)	(396,287)

Net increase (decrease) in cash, cash equivalents and restricted cash	21,782	(255,496)
Cash, cash equivalents and restricted cash, beginning of period	62,573	318,069

Cash, cash equivalents and restricted cash, end of period	$84,355	$62,573

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

APPENDIX

FISCAL 2024 FINANCIAL GUIDANCE

ADJUSTMENTS TO RECONCILE OPERATING INCOME TO

ADJUSTED OPERATING INCOME

(in millions)

Fiscal Year 2024
Operating income	$100 - $110
Non-cash portion of arena license fees from MSG Sports	(25)
Depreciation and amortization	55
Share-based compensation	30
Gains, net on dispositions	—
Amortization for capitalized cloud computing costs	—

Adjusted operating income	$160 - $170